Exhibit 99.1

TFF Pharmaceuticals Provides Corporate Update and Reports

First Quarter 2023 Financial Results

●	Initial Phase 2 data for TFF VORI and TFF TAC expected later this year

●	Expanded compassionate use program for TFF VORI

●	Entered into CRADA with National Institute of Environmental Health Sciences

●	Extended contract with Leidos providing additional funding for TFF’s development of next-generation countermeasures

●	Implemented reduced spending initiatives to extend cash runway through year-end

FORT WORTH, TX – May 11, 2023 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the first quarter of 2023.

“The first quarter of 2023 proved to be highly productive for our company,” said Dr. Harlan Weisman, Chief Executive Officer of TFF Pharmaceuticals. “Since announcing our strategic focus on product development in mid-January, we have made significant progress in our clinical-stage programs, TFF VORI and TFF TAC, with more clinical sites now open and increased patient identification and screening efforts. Led by our Chief Medical Officer, Dr. Zamaneh Mikhak, our clinical team has played an instrumental role in boosting the visibility for these two programs among clinicians and patients alike, and I expect these efforts will enable us to generate initial data later this year. Based on the successful outcomes of the first 2 patients, we have expanded the TFF VORI Compassionate Use Program to provide product to patients who don’t have access to alternatives and to generate additional data to inform our future development plans.

“While our internal pipeline remains a primary focus, we are also pleased to note the continued strong interest in our Thin Film Freezing technology from industry and government entities. We recently announced a new CRADA agreement with the National Institute of Environmental Health Sciences to develop dry powder formulations of hyaluronan to prevent and treat respiratory diseases. We also announced an extension of our contract with Leidos that will provide additional funding for developing next-generation countermeasures for military and healthcare personnel managed under the Defense Advanced Research Projects Agency (DARPA) Personalized Protective Biosystems (PPB) program. We believe these agreements provide further external validation of the potential value of Thin Film Freezing technology for the treatment of a broad range of diseases.

“Since my appointment as CEO, we have taken significant steps to optimize our company’s talent and resources for the singular purpose of growing shareholder value. We have been able to extend our cash runway by reducing spend where appropriate, while at the same time, making those necessary investments that we believe will create significant value. Advancing the TFF VORI and TFF TAC programs remains front and center in this effort, and we look forward to providing further updates later this year.”

Recent Clinical and Corporate Highlights:

●	In May 2023, the Company entered into a Collaborative Research and Development Agreement (CRADA) with the National Institute of Environmental Health Sciences (NIEHS) to Develop Dry Powder Formulations of Hyaluronan to Prevent and Treat Respiratory Diseases. NIEHS and TFFP will evaluate the pharmacokinetics and therapeutic efficacy of the TFF-HMW-HA formulations using in vitro and in vivo models of select respiratory diseases, with a primary focus on chronic obstructive pulmonary disorder (COPD) and viral respiratory diseases caused by SARS-CoV-2, influenza virus, and/or respiratory syncytial virus (RSV). Other indications may also be explored such as halogen-induced acute lung injury, acute and chronic lung allograft rejection, cystic fibrosis and asthma.

●	In May 2023, the Company announced an extension of its contract with Leidos that will provide additional funding to advance next generation personalized protective biosystems under the Personalized Protective Biosystems (PPB) Program managed by the Defense Advanced Research Projects Agency (DARPA). The goal of the program is to develop lightweight materials that protect the military or healthcare personnel from exposure to chemical and biological (CB) threats, while simultaneously providing a second layer of protection, at the tissue barrier, with bio-molecular, commensal organisms, or other technologies that protect the skin, eyes, and airway from CB threats.

●	In March 2023, a paper previously published by Dr. Williams and colleagues was highlighted as a “Featured Article” in KONA Powder and Particle Journal. The article discusses the use of dry powders to improve aerosol properties for pulmonary delivery of medicines and provides evidence supporting the applicability of Thin Film Freezing to prepare dry powder formulations of biologic therapies.

●	In February 2023, the Company announced the appointment of Harlan Weisman, M.D. as its permanent Chief Executive Officer, following his earlier appointment as interim CEO in December 2022.

●	In February 2023, the Company provided updated guidance for the TFF VORI and TFF TAC clinical programs on its Corporate Strategy Conference Call. The Company anticipates initial data readouts from these two Phase 2 programs later in 2023. Readouts are expected to provide preliminary safety, tolerability and early signals of efficacy data.

●	In January 2023, the Company appointed Zamaneh Mikhak, M.D. as Chief Medical Officer. Dr. Mikhak is a physician-scientist Board Certified in Allergy and Immunology with over 23 years of clinical experience and 18 years of basic and translational research experience. Her industry experience spans across big pharma and small biotech, including biologics and small molecules in rare and common diseases in multiple therapeutic areas. Dr. Mikhak oversees the clinical development of the Company’s pipeline candidates, including the TFF VORI and TFF TAC programs.

Financial Results

For the quarter ended March 31, 2023, compared to quarter ended March 31, 2022

●	Cash Position: as of March 31, 2023, TFF Pharmaceuticals reported cash and cash equivalents of $12.2 million.

●	Research and Development (R&D) expenses: R&D expenses for the first quarter of 2023 were $4.0 million, compared to $5.2 million for the comparable period in 2022. The $1.2 million decrease year-over-year is primarily a result of reduced clinical expenses.

●	General & Administrative (G&A) expenses: G&A expenses for the first quarter of 2023 were $3.1 million, compared to $3.2 million for the comparable period in 2022. The $0.1 million decrease year-over-year is primarily related to decreased insurance and stock-based compensation expense, offset by increases in payroll and patent expenses.

●	Net Loss: TFF Pharmaceuticals reported a net loss for the first quarter of 2023 of $7.1 million, compared to a net loss of $8.4 million for the comparable period in 2022.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The Thin Film Freezing process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by Thin Film Freezing can deliver as much as 75% of the dose to the deep lung. Thin Film Freezing does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of Thin Film Freezing can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile Thin Film Freezing (TFF) technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, with improved absorption so drugs can also be delivered to the eyes, nose and topically to the skin. TFF has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including the benefits of the Company’s TFF platform and the Company’s plans to add to its existing pipeline of product candidates. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to successfully conclude clinical testing or obtain pre-market approval of any of its dry powder product candidates, (ii) success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results, (iii) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (iv) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (v) the risk that the Company will not be able to conclude a long-term commercial agreement with any third-party, and (vi) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Company Contact:

Bill Begien

TFF Pharmaceuticals, Inc.

bbegien@tffpharma.com

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

Media Contact:

Raena Mina

LifeSci Communications

rmina@lifescicomms.com

TFF PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended March 31,
	2023	2022
Grant revenue	$51,429	$67,435
Operating expenses:
Research and development	4,018,659	5,237,424
General and administrative	3,119,216	3,213,198
Total operating expenses	7,137,875	8,450,622

Loss from operations	(7,086,446)	(8,383,187)

Other income:
Interest income	35,079	7,185
Total other income	35,079	7,185

Net loss	$(7,051,367)	$(8,376,002)
Net loss per share, basic and diluted	$(0.19)	$(0.33)

Weighted average common shares outstanding, basic and diluted	36,193,085	25,371,781

TFF PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,216,359	$16,612,315
Research and development tax incentive receivable	188,771	186,507
Prepaid assets and other current assets	1,555,309	2,226,344
Total current assets	13,960,439	19,025,166
Operating lease right-of-use asset, net	177,473	196,044
Property and equipment, net	2,226,399	3,078,342
Note receivable - Augmenta	1,839,692	1,812,975
Other assets	7,688	7,688
Total assets	$18,211,691	$24,120,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,344,431	$919,607
Accrued compensation	-	4,430
Deferred research grant revenue	151,000	126,000
Current portion of operating lease liability	81,412	80,625
Total current liabilities	1,576,843	1,130,662
Operating lease liability, net of current portion	91,524	110,094
Total liabilities	1,668,367	1,240,756

Commitments and contingencies

Stockholders’ equity:
Common stock	36,193	36,193
Additional paid-in capital	120,804,884	120,070,983
Accumulated other comprehensive loss	(157,964)	(139,295)
Accumulated deficit	(104,139,789)	(97,088,422)
Total stockholders’ equity	16,543,324	22,879,459
Total liabilities and stockholders’ equity	$18,211,691	$24,120,215